Exhibit 99.2

AROTECH CORPORATION

LEAD DIRECTOR CHARTER

This Lead Director Charter (this “Charter”) has been adopted by the Board of Directors (the “Board”) in connection with its oversight of the management and business affairs of Arotech Corporation (the “Company”). In circumstances where the Chairman of the Board (the “Chairman”) is not independent (as determined by the Board in accordance with the corporate governance listing standards of the Nasdaq Stock Market), the independent members of the Board shall appoint from among their number a Lead Director. The Lead Director shall generally assist in optimizing the effectiveness and independence of the Board by performing such duties as described in this Charter on behalf of the Board, and such other duties as determined from time to time by the Board and/or its independent members.

1.           Authority and Responsibilities. The Lead Director shall have the following authority and responsibilities:

(a)           Presides at meetings or “executive sessions” of the independent directors and of the non-employee directors of the Board;

(b)           Presides at meetings of the Board in the absence of the Chairman or upon the request of the Chairman;

(c)           Calls meetings of the independent directors and non-employee directors of the Board, as appropriate;

(d)           Serves as a liaison to facilitate communications between other members of the Board, the Chairman, and the Chief Executive Officer (the “CEO”), without inhibiting direct communications between and among such persons;

(e)           Advises and consults with the Chairman and the CEO on, and approves, Board and committee meeting schedules, including the need for special meetings as appropriate, and Board and committee meeting agenda items, to help ensure that appropriate items are brought forward for Board and committee consideration and appropriate time is apportioned for discussion;

(f)           Advises and consults with the Chairman and the CEO on the general scope and type of information to be provided in advance and/or to be presented at Board meetings;

(g)           In coordination with the Chairman and the CEO, serves as a liaison to stockholders who request direct communications and consultation with the Board or otherwise delegates such task to an appropriate member of the Board based on the circumstances;

(h)           Consults with inside and outside counsel and other advisors as he or she deems appropriate in fulfilling the Lead Director role;

(i)           Collaborates with the Compensation Committee on the annual performance evaluation of the CEO;

(j)           Collaborates with the Corporate Governance Committee on matters related to Board effectiveness and independence including the performance and structure of the Board and its committees, and the performance of individual directors; and

(k)           Performs such other duties as the Board and/or the independent members of the Board may from time to time delegate.

2.           Qualifications. The Lead Director shall have the following qualifications:

(a)           The Lead Director shall be an independent director in accordance with the corporate governance listing standards of the Nasdaq Stock Market.

(b)           The Lead Director shall have sufficient knowledge and experience of the Board, the Company and the asset management business to serve effectively.

(c)           A minimum of three years of public company board experience would be a beneficial, but is not a required, attribute for the Lead Director.

(d)           Chairman and/or chief executive officer career experience would be a beneficial, but is not a required, attribute for the Lead Director.

(e)           The Lead Director shall have the willingness and ability to devote the necessary time to the position.

(f)           The Lead Director shall have the ability to achieve consensus and alignment among independent directors and consensus between independent directors, the Chairman and the CEO.

(g)           The Lead Director shall show good judgment, diplomacy, and be a proactive leader.

3.           Appointment and Removal. The Lead Director shall be appointed by the independent directors for a term of three years and may be removed by the independent directors at any time.

4.           Absence of Lead Director. If the Lead Director is not present at any meeting of the Board, a majority of the independent directors present may select an independent director to act as Lead Director for the purpose and duration of the meeting.

5.           Term. The Lead Director shall serve until his or her successor is duly appointed and qualified, or until his or her earlier removal or resignation or such time as he or she is no longer an independent director of the Board.

6.           Annual Performance Evaluation. The Corporate Governance Committee shall annually review the Lead Director’s performance in such manner as it deems appropriate.

7.           Annual Review of Charter. The Corporate Governance Committee in consultation with the Lead Director shall annually review and reassess the adequacy of this Charter and recommend to the Board any proposed changes for approval.

8.           General. This Charter is intended as a component of the flexible framework within which the Lead Director assists the Board with the direction of the affairs of the Company. While it should be interpreted in the context of applicable laws, regulations and listing requirements, as well as in the context of the Company’s Amended and Restated Certificate of Incorporation, as amended, and By-Laws, it is not intended to establish by its own force any legally binding obligations.

Approved by the Board on March 3, 2016.